EXHIBIT 99.1

News Release:	July 22, 2013
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Second Quarter 2013 Unaudited Preliminary Financial Highlights
Bank Declares Third Quarter Cash Dividend

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three and six months ended June 30, 2013, reporting $10.5 million and $26.3 million of net income, compared to $22.9 million and $35.8 million for the same periods in 2012.
Based on the bank's second quarter 2013 financial results, the Seattle Bank's Board of Directors has declared a $0.025 per share cash dividend, to be paid on July 30, 2013. The dividend, totaling $683,000, will be paid based on average Class A and Class B stock outstanding during second quarter 2013. "We are very pleased to be able to pay this dividend, our first in a number of years," said Seattle Bank President and CEO Michael L. Wilson. "The Seattle Bank's financial and operational performance has steadily improved over the last three years. We've been repurchasing excess capital stock since third quarter 2012, and this payment of a modest dividend to our shareholders represents another significant milestone in the bank's turnaround."
Key drivers of the Seattle Bank's second quarter and first half 2013 operating results included:

•
Higher net interest income. Net interest income for the three and six months ended June 30, 2013 increased to $34.2 million and $68.5 million, from $29.7 million and $52.9 million for the same periods in 2012, primarily due to significantly lower interest expense, partially offset by lower interest income on the bank's advances and mortgage loans and, for the three months ended June 30, 2013, its investment portfolio. Lower premium amortization on certain of the bank's available-for-sale securities, which were purchased with large premiums and which matured in late 2012, accounted for $6.3 million and $16.4 million of the increases in net interest income for the three and six months ended June 30, 2013, compared to the same periods in 2012.

•
Lower net gains (losses) on derivatives and hedging activities. The bank recorded a net loss of $601,000 and a net gain of $10,000 on its derivatives and hedging activities for the three and six months ended June 30, 2013, compared to net gains of $18.2 million and $30.3 million for the same periods in 2012. The decreases in net gains on derivatives and hedging activities were primarily due to the effect of interest-rate changes on the fair values of derivatives and hedged items in the bank's hedging relationships, particularly hedges of long-term consolidated obligations and certain available-for-sale securities.

•	Lower credit-related losses on other-than-temporarily impaired, private-label mortgage-backed securities (MBS). The Seattle Bank recorded no additional credit losses on private-label MBS for the three months ended June 30, 2013 and $342,000 for the six months ended June 30, 2013, compared with $4.3 million and $5.6 million for the same periods in 2012.

•	Higher other non-interest expense. The bank's other non-interest expense increased due to the impact of a one-time $4.0 million write-off of software.

Other Financial Information

•	Total assets increased to $38.0 billion as of June 30, 2013, from $35.4 billion as of December 31, 2012, primarily due to increases in advances.

•
Advances outstanding increased to $11.4 billion as of June 30, 2013, from $9.1 billion as of December 31, 2012. Increased advance activity in second quarter 2013 resulted from growth in demand from the bank's larger regional institutions, while increased activity in first quarter 2013 was primarily attributable to the bank's then largest member.

•
Total capital declined by $508.7 million, to $1.1 billion, as of June 30, 2013, from $1.6 billion as of December 31, 2012, primarily due to the reclassification of the Seattle Bank's largest member's capital stock to mandatorily redeemable capital stock. Following a corporate restructuring, Bank of America Oregon, N.A., withdrew from membership in the bank on April 1, 2013. This reclassification did not impact the Seattle Bank's regulatory capital ratios.

•
Accumulated other comprehensive loss declined to $112.1 million as of June 30, 2013, from $226.5 million as of December 31, 2012, primarily due to improvements in the fair values of the bank's other-than-temporarily impaired, available-for-sale securities.

•	The Seattle Bank repurchased $24.3 million of excess capital stock in second quarter 2013.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of June 30, 2013	As of December 31, 2012
Investments (1)	25,487,445	25,039,575
Advances	11,447,001	9,135,243
Mortgage loans held for portfolio, net	914,450	1,059,308
Total assets	38,018,237	35,420,617
Consolidated obligations, net	34,228,299	31,914,415
Mandatorily redeemable capital stock	1,790,607	1,186,204
Total capital stock	922,901	1,572,267
Retained earnings	254,493	228,236
Accumulated other comprehensive loss	(112,052)	(226,468)
Total capital (2)	1,065,342	1,574,035

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Selected Statements of Income Data	2013	2012	2013	2012
Net interest income before (benefit)/provision for credit losses	$34,225	$29,695	$68,497	$52,943
Provision (benefit) for credit losses	12	—	(29)	—
Net interest income	34,213	29,695	68,526	52,943
Non-interest income:
Other-than-temporary impairment credit loss	—	(4,269)	(342)	(5,593)
Derivatives and hedging activities	(601)	18,245	10	30,251
Other non-interest income (3)	(95)	(121)	338	(1,630)
Other non-interest expense	21,797	18,101	39,358	36,160
Total assessments	1,172	2,545	2,917	3,981
Net income	$10,548	$22,904	$26,257	$35,830

Selected Performance Measures	As of June 30, 2013	As of December 31, 2012
Regulatory capital (4)	$2,968,001	$2,986,707
Risk-based capital surplus (5)	$1,497,159	$1,547,112
Regulatory capital-to-assets ratio	7.81%	8.43%
Regulatory leverage ratio	11.55%	12.45%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	103.95%	95.07%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	1.93%	2.53%
Average annual one-month LIBOR rate	0.20%	0.24%
Core mission activity (CMA) assets to total assets (6)	37.05%	32.24%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.8 billion and $1.2 billion as of June 30, 2013 and December 31, 2012.
(3)
Depending upon activity within the period, may include the following: gain on sale of available-for-sale securities, gain on sale of held-to-maturity securities, gain (loss) on financial instruments held under the fair value option, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's risk-based capital requirement less permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)	Defined as advances, letters of credit, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of total assets.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (Finance Agency), effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including redeeming and paying dividends on its capital stock. In its waiver of the Consent Arrangement requirements for paying dividends, the Finance Agency noted the positive developments in the Seattle Bank's MVE-to-PVCS ratio and other improvements in financial condition. This waiver, which applies only to the declared third quarter 2013 dividend, allows the bank to declare and pay a dividend based on the bank's second quarter 2013 net income. Separate Finance Agency waivers will be required for future dividend payments.
The bank expects to file its second quarter 2013 quarterly report on Form 10-Q with the Securities and Exchange Commission on or around August 8, 2013.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 330 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for its member institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three and six months ended June 30, 2013. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement and payments of dividends and repurchases of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements and information as of and for the three and six months ended June 30, 2013, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as amended. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.